UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 4, 2006
(Date of report)

August 3, 2006
(Date of earliest event reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation or
organization)

1334 York Avenue	10021
New York, NY	(Zip Code)
(Address of principal executive offices)

(212) 606-7000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2006, Sotheby’s (the “Company”) and William S. Sheridan, the Company’s Executive Vice President, Chief Financial Officer and Treasurer entered into a severance agreement, effective as of July 1, 2006 (the “Severance Agreement”). The Severance Agreement supersedes Mr. Sheridan’s employment agreement, which expired on June 30, 2006.

Pursuant to the Severance Agreement, if Mr. Sheridan’s employment is terminated by the Company without Cause or by Mr. Sheridan with Good Reason, as such terms are defined in the Severance Agreement, Mr. Sheridan will be entitled to (1) accrued but unpaid salary through the termination date, (2) any declared and earned but unpaid bonus for the prior calendar year, and (3) a cash payment of $1,550,000. Mr. Sheridan may terminate his employment for Good Reason if, among other things, the Company fails to pay him a base salary of not less than $600,000, reduces his annual incentive bonus target below $350,000, reduces his target bonus under Sotheby’s Executive Bonus Plan below $350,000 or discontinues his participation in the Executive Bonus Plan or a comparable plan.

In an effort to encourage and reward the growth of the Company and creation of shareholder value, the Company has also granted Mr. Sheridan a one time award of 53,681 shares of restricted stock that will vest and create value for Mr. Sheridan on the third anniversary of the date of grant and on June 30, 2011, only if certain objective performance and market-based criteria are satisfied. These criteria are based on either a specified compound increase in shareholder value as measured by stock price and dividends, if any, or a specified compound cumulative increase in the Company’s net income. This award, which was received by Mr. Sheridan on August 3, 2006, had a fair market value equal to $1.4 million on the date of grant.

The Company will file a copy of the Severance Agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Michael L. Gillis

Michael L. Gillis
Senior Vice President,
Controller and Chief
Accounting Officer

Date:	August 4, 2006